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Exhibit 4.5

EXECUTION COUNTERPART

SECURITY AGREEMENT

between

MIDWEST GENERATION, LLC

and

WILMINGTON TRUST COMPANY,
as Collateral Trustee

Dated as of April 27, 2004

SECURITY AGREEMENT

        SECURITY AGREEMENT (this "Agreement") dated as of April 27, 2004 between MIDWEST GENERATION, LLC, a limited liability company organized under the laws of Delaware (the "Obligor"), and WILMINGTON TRUST COMPANY, a banking corporation organized under the laws of Delaware, as Collateral Trustee for the Secured Parties under the Collateral Trust Agreement referred to below (in such capacity, together with its successors in such capacity, the "Collateral Trustee").

        The Obligor, the Pledgors from time to time party thereto, CITICORP NORTH AMERICA, INC., as Administrative Agent (as defined therein), The Bank of New York, as Trustee (as defined therein), and the Collateral Trustee have entered into that certain Collateral Trust Agreement (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the "Collateral Trust Agreement") dated as of April 27, 2004. This Agreement is one of the Security Documents referred to in the Collateral Trust Agreement.

        The Obligor has, subject to the terms and conditions of this Agreement, agreed to grant a Lien and security interest in the Pledged Collateral referred to herein.

        NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1.    DEFINITIONS.    Capitalized terms not otherwise defined herein shall have the meanings set forth in the Collateral Trust Agreement and the rules of interpretation set forth in Section 1.2 of the Collateral Trust Agreement shall apply mutatis mutandis to this Agreement as if set forth in full herein. In addition, as used herein:

            "Accounts" has the meaning set forth in Section 3(a)(vi).

            "Bloom Peaking Unit" means the gas and oil-fired Bloom peaking unit and related assets owned by the Obligor and located in Cook County, Illinois.

            "Collateral Account" has the meaning set forth in Section 4.01.

            "Copyrights" means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, the right to recover for all past, present and future infringements thereof, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

            "Documents" has the meaning set forth in Section 3(a)(xii).

            "EME" means Edison Mission Energy, a Delaware corporation.

            "Equipment" has the meaning set forth in Section 3(a)(x).

            "Excluded Assets" means:

              (a)   Excluded Contracts;

              (b)   any lease, license, contract, property right or agreement to which the Obligor is a party or any of the Obligor's rights or interests thereunder if and only for so long as the grant of a security interest under this Agreement shall constitute or result in a breach, termination, default or invalidity under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided, that such lease, license, contract, property right or agreement shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall result and shall cease to be an Excluded Asset and the security interest granted under this Agreement shall attach, immediately and automatically, at such time as such consequences shall no longer result;

              (c)   any interest in personal property located on any real property of the Obligor that is a Non-Mortgaged Facility;

              (d)   any account (and all amounts that are held therein) if and only for so long as such account and the amounts therein (i) constitute accounts with or on behalf of futures contract brokers or (ii) are pledged or deposited as collateral to a contract counterparty or issuer of surety bonds by the Obligor, in the case of clause (i) or (ii), to secure obligations with respect to (A) Permitted Trading Activities or (B) interest rate, commodity price or currency rate management contracts or derivatives;

              (e)   Equipment which is subject to existing leases as listed on Schedule 3(a)(x);

              (f)    Account number [    ] established at Citibank, N.A. (and any replacement or successor account);

              (g)   emissions allowances and credits; and

              (h)   any equity interests in, and all properties and assets of, Midwest Finance Corp.

            "Excluded Contracts" means (a) each Operative Document (other than the Reimbursement Agreement (as defined in each of the Powerton/Joliet Participation Agreements)), as defined in each of the Powerton/Joliet Participation Agreements, (b) any tax allocation agreement to which the Obligor is a party on the date hereof and as may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

            "Governmental Approval" means any authorization, consent, approval, license, permit, exemption, filing or registration with any Governmental Authority.

            "Governmental Authority" means any nation or government, any state, provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Instruments" has the meaning set forth in Section 3(a)(vii).

            "Intellectual Property" means, collectively, all Copyrights, Patents and Trademarks of the Obligor, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets, (b) all licenses or user or other agreements granted to the Obligor with respect to any of the foregoing, in each case whether now or hereafter owned or used including the licenses or other agreements with respect to any Copyrights, Patents or Trademarks, (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs, (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured, (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data and (f) all causes of action, claims and warranties now or hereafter owned or acquired by the Obligor in respect of any of the items listed above.

            "Interconnection Agreements" means each of the facilities, interconnection and easement agreements dated as of December 15, 1999 between the Obligor and Commonwealth Edison Company, an Illinois corporation ("ComEd"), providing for the interconnection of the Obligor's generation facilities with the ComEd transmission and distribution system (other than Interconnection Agreements relating to the Powerton Facility and the Joliet Leased Facility).

            "Inventory" has the meaning set forth in Section 3(a)(viii).

            "Joliet Lease Intercompany Note (T1)" means the promissory note dated as of August 24, 2000 in the stated principal amount of $369,961,200 evidencing the loans from the Obligor to EME.

            "Joliet Lease Intercompany Note (T2)" means the promissory note dated as of August 24, 2000 in the stated principal amount of $211,728,800 evidencing the loans from the Obligor to EME.

            "Midwest Trading Revolver" means the Amended and Restated Revolving Credit Agreement dated as of April 27, 2004 between the Obligor and Edison Mission Marketing & Trading, Inc., as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

            "Motor Vehicles" means motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

            "Non-Mortgaged Facility" means each of (a) the Collins Facility, (b) the Powerton Facility, (c) the Joliet Leased Facility, (d) the Bloom Peaking Unit and (e) Sampson's Canal.

            "Patents" means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world.

            "Permitted Investments" means any of the following:

              (a)   Marketable securities issued by the U.S. Government and supported by the full faith and credit of the U.S. Treasury, either by statute or an opinion of the Attorney General of the United States, maturing not more 365 days from the date of acquisition.

              (b)   Marketable debt securities, rated Aaa by Moody's and/ or AAA by S&P, issued by U.S. Government-sponsored enterprises, U.S. Federal agencies, U.S. Federal financing banks, and international institutions whose capital stock has been subscribed for by the United States, maturing not more than 365 days from the date of acquisition.

              (c)   Certificates of deposit, time deposits, and bankers acceptances maturing not more than 365 days from the origination date, of any bank or trust company incorporated under the laws of the United States or any state, provided that, at the date of acquisition, such investment, and/or the commercial paper or other short term debt obligation of such bank or trust company has a short-term credit rating or ratings from Moody's and/or S&P, of at least P-1 or A-1.

              (d)   Commercial paper of any corporation incorporated under the laws of the United States or any state thereof, maturing not more than 270 days from origination, which on the date of acquisition is rated by Moody's and/or S&P, provided each such credit rating is least P-1 and/or A-1, and further provided that, on the date of acquisition of such commercial paper, if the senior long-term debt of the obligor with respect to such commercial paper is rated, one or more of such ratings must be at least Aa3 (Moody's) or AA- (S&P).

              (e)   Money market mutual funds that are registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 of such act and that at the time of such investment are rated Aaa by Moody's and/or AAA by S&P.

              (f)    Bonds or other obligations maturing within 365 days from acquisition, issued by, or by authority of, any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing. At acquisition, eligible securities must have a short or long term debt rating or ratings from Moody's and/or S&P. Each such short term rating must be at least MIG 1, P1, A1 or SP1. If rated as long-term securities, one or more of such ratings must be at least Aa3 (Moody's) or AA- (S&P).

              (g)   Repurchase obligations with a term of not more than thirty days, 102% collateralized, for underlying securities of the types described in clauses (a) and (b) above, entered into with any bank or trust company meeting the requirements specified in clause (c) above.

            "Permitted Liens" means the liens permitted under Section 7.2.2 of the Credit Agreement and Section 4.12 of the Indenture.

            "Permitted Trading Activities" means (a) the daily or forward purchase and/or sale, or other acquisition or disposition, of wholesale or retail electric energy, capacity, ancillary services, transmission rights, emissions allowances, weather derivatives and/or related commodities, in each case, whether physical or financial, (b) the daily or forward purchase and/or sale, or other acquisition or disposition, of fuel, mineral rights and/or related commodities, including swaps, options and swaptions, in each case, whether physical or financial, (c) electric energy-related tolling transactions, as seller of tolling services, (d) price risk management activities or services, (e) other similar electric industry activities or services, or (f) additional services as may be consistent with industry practice from time to time to support the marketing and trading related to the Obligor's owned or leased power generating facilities, in each case, in the ordinary course of business from time to time.

            "Pledged Collateral" has the meaning set forth in Section 3(a).

            "Powerton Lease Intercompany Note (T1)" means the promissory note dated as of August 24, 2000 in the stated principal amount of $499,450,800 evidencing the loans from the Obligor to EME.

            "Powerton Lease Intercompany Note (T2)" means the promissory note dated as of August 24, 2000 in the stated principal amount of $285,849,200 evidencing the loans from the Obligor to EME.

            "Powerton/Joliet Lease Intercompany Notes" means, collectively, the Joliet Lease Intercompany Note (T1), the Joliet Lease Intercompany Note (T2), the Powerton Lease Intercompany Note (T1) and the Powerton Lease Intercompany Note (T2).

            "Powerton/Joliet Participation Agreements" means the Participation Agreement dated as of August 17, 2000 by and among the Obligor, EME, Joliet Trust I, Wilmington Trust Company, Joliet Generation I, the Lease Indenture Trustee named therein and the Pass Through Trustees named therein, the Participation Agreement dated as of August 17, 2000 by and among the Obligor, EME, Joliet Trust II, Wilmington Trust Company, Joliet Generation II, the Lease Indenture Trustee named therein and the Pass Through Trustees named therein, the Participation Agreement dated as of August 17, 2000 by and among the Obligor, EME, Powerton Trust I, Wilmington Trust Company, Powerton Generation I, the Lease Indenture

    Trustee named therein and the Pass Through Trustees named therein and the Participation Agreement (T2) dated as of August 17, 2000 by and among the Obligor, EME, Powerton Trust II, Wilmington Trust Company, Powerton Generation II, the Lease Indenture Trustee named therein and the Pass Through Trustees named therein, in each case, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

            "Project Contracts" means any contract or agreement entered into by the Obligor or any of its Subsidiaries in the ordinary course of its business relating to the financing, risk management, construction, acquisition, ownership, leasing, occupation, operation, maintenance or use of, or relating to, the Obligor's or its Subsidiaries' power generation facilities (including the purchase, sale and transport of fuel and the sale of power, capacity or other products or services generated or otherwise provided by the Obligor's power generating facilities).

            "Sampson's Canal" means a vacant parcel of land located in Cook County, Illinois referred to from time to time as "Sampson's Canal" in the Indenture and that certain Confidential Offering Circular dated as of April 27, 2004 describing the 8.75% Second Priority Senior Secured Notes issued by the Obligor in an aggregate principal amount of $1,000,000,000.

            "Stock Collateral" has the meaning set forth in Section 3(a)(xvi).

            "Trademarks" means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights corresponding thereto throughout the world, the right to recover for all past, present and future infringements thereof, all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.

          SECTION 2.    REPRESENTATIONS AND WARRANTIES.    The Obligor represents and warrants to the Collateral Trustee and the other Secured Parties that as of the date hereof:

            (a)   The Obligor is the sole beneficial owner of the Pledged Collateral in which it purports to grant security interests pursuant to Section 3 and no Lien exists upon such Pledged Collateral, except for (i) Permitted Liens and (ii) the pledges and security interests in favor of the Collateral Trustee for the benefit of the Secured Parties created or provided for herein, which pledges and security interests constitute first priority and second priority perfected pledges and security interests in and to all of such Pledged Collateral as provided in Section 3.

            (b)   The Obligor owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any Copyright, Patent or Trademark and all registrations relating to such Copyrights, Patents and Trademarks are valid and in full force and effect.

            (c)   To the Obligor's knowledge, there is no violation by others of any right of the Obligor with respect to any Copyright, Patent or Trademark under the name of the Obligor and the Obligor is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person; and no proceedings have been instituted or are pending against the Obligor or, to the Obligor's knowledge, threatened, and no claim against the Obligor has been received by the Obligor, alleging any such violation.

          SECTION 3.    THE PLEDGE.

          (a)   The Obligor hereby (x) assigns and transfers to the Collateral Trustee, and hereby grants to the Collateral Trustee, for the ratable benefit of the Priority Lien Secured Parties a lien on and a first priority security interest in all of the personal property of the Obligor, including the following property, in each case, wherever located and now owned or hereafter acquired by the Obligor or in which the Obligor now has or at any time in the future may acquire any right, title or interest (collectively, the "Pledged Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Priority Lien Obligations and (y) assigns and transfers to the Collateral Trustee, and hereby grants to the Collateral Trustee, for the ratable benefit of the Parity Lien Secured Parties a lien on and a second priority security interest in all of the Pledged Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Parity Lien Obligations:

            (i)    all promissory notes now held or hereafter acquired by the Obligor (including the Powerton/Joliet Lease Intercompany Notes);

            (ii)   all Governmental Approvals now or hereafter held in the name, or for the benefit, of the Obligor (provided that any Governmental Approval which by its terms or by operation of law would become void, voidable, terminable, or revocable if mortgaged, pledged or assigned hereunder or if a security interest therein was granted hereunder is expressly excepted and excluded from the Lien and terms of this Agreement to the extent necessary so as to avoid such voidness, avoidability, terminability or revocability);

            (iii)  all agreements and contracts, in each case, between the Obligor and any other Person (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time), including the following agreements and contracts:

              (A)  all Project Contracts;

              (B)  the Interconnection Agreements; and

              (C)  each and every bond, indemnity, warranty guaranty and other similar document relating to the performance by any party (other than the Obligor) of any of the foregoing;

    each such agreement, contract and document being, individually, an "Assigned Agreement", and, collectively, the "Assigned Agreements"), including: (I) all rights of the Obligor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (II) all rights of the Obligor to receive proceeds of any insurance, bond, indemnity, warranty or guaranty with respect to the Assigned Agreements, (III) all claims of the Obligor for damages arising out of or for breach of or default under the Assigned Agreements and (IV) all rights of the Obligor to terminate, amend, supplement, modify or waive performance under the Assigned Agreements, to perform thereunder and to compel performance and otherwise to exercise all remedies thereunder;

            (iv)  all deposit accounts and all securities accounts (including the Collateral Account) and all amounts, Permitted Investments and other property (including securities, financial assets, investment property, security entitlements and instruments, as applicable) at any time deposited in or credited thereto and all security entitlements with respect thereto;

            (v)   all proceeds of casualty insurance policies;

            (vi)  all general intangibles (including payment intangibles and software) and accounts of the Obligor constituting any right to the payment of money, including all moneys due and to become due to the Obligor in respect of any loans or advances or for Inventory or Equipment or other goods sold or leased or for services rendered, all moneys due and to become due to the Obligor under any guarantee (including a letter of credit) of the purchase price of Inventory or Equipment sold by the Obligor and all tax refunds (such accounts, general intangibles and moneys due and to become due being herein, collectively, called "Accounts");

            (vii) all instruments, chattel paper (whether tangible or electronic) or letters of credit (of which the Obligor is a beneficiary) of the Obligor evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts, including promissory notes, drafts, bills of exchange and trade acceptances (herein, collectively, called "Instruments");

            (viii) all inventory of the Obligor, including fuel, spare parts, all goods obtained by the Obligor in exchange for such inventory, and any products made or processed from such inventory including all substances, if any, commingled therewith or added thereto, spare parts and Motor Vehicles held by the Obligor for lease (including lease to Subsidiaries of the Obligor) (herein, collectively, called "Inventory");

            (ix)  all Intellectual Property and all other accounts, chattel paper, letter of credit rights, instruments or general intangibles of the Obligor not constituting Intellectual Property or Accounts;

            (x)   all equipment of the Obligor, including all Motor Vehicles (herein, collectively, called "Equipment");

            (xi)  all contracts and other agreements of the Obligor relating to the sale or other disposition of Inventory or Equipment;

            (xii) all documents of title, bills of lading, warehouse receipts or other receipts of the Obligor, including documents covering, evidencing or representing Inventory or Equipment (herein, collectively, called "Documents");

            (xiii) all rights, claims and benefits of the Obligor against any Person arising out of, relating to or in connection with Inventory or Equipment purchased by the Obligor, including any such rights, claims or benefits against any Person storing or transporting such Inventory or Equipment;

            (xiv) all investment property now held or hereafter acquired by the Obligor;

            (xv) all commercial tort claims of the Obligor listed on Schedule 5.03(d);

            (xvi) all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations (collectively, the "Stock Collateral");

            (xvii) the Midwest Trading Revolver and all related promissory notes issued pursuant to the Midwest Trading Revolver; and

            (xviii) all proceeds, rents, profits, income, benefits, substitutions and replacements of and to any of the property of the Obligor described in the preceding clauses of this Section 3 (including all causes of action, claims and warranties now or hereafter held by the Obligor in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, all books, correspondence, credit files, records, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Obligor or any computer bureau or service company from time to time acting for the Obligor.

  Notwithstanding any of the other provisions set forth in this Section 3 or any other Security Document to the contrary, this Agreement shall not, at any time, constitute a grant of a security interest in any property of the Obligor that is, at such time, an Excluded Asset. The Obligor and the Collateral Trustee hereby acknowledge and agree that the security interest created hereby in the Pledged Collateral is not, in and of itself, to be construed as a grant of a fee interest (as opposed to security interest) in any Copyright, Patent or Trademark.

          This Agreement, and the security interests and Liens granted and created herein, secures the payment and the performance of all Secured Obligations now or hereafter in effect, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including any interest accruing at the then applicable rate provided in any applicable Secured Debt Document after the maturity of the Indebtedness thereunder and reimbursement obligations therein and interest accruing at the then applicable rate provided in any applicable Secured Debt Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, premiums, penalties, indemnifications, expenses or otherwise, and including all amounts that constitute part of the Secured Obligations and would be owed to the Obligor but for the fact that they are unenforceable or not allowed due to a pending Insolvency Proceeding. Without limiting the generality of the foregoing, it is the intent of the parties hereto that (A) the Liens securing the Parity Lien Obligations are subject and subordinate to the Liens securing the Priority Lien Obligations and (B) this Agreement creates two separate and distinct Liens: the first priority Lien securing the payment and performance of the Priority Lien Obligations and the second priority Lien securing the payment and performance of the Parity Lien Obligations, in each case, as may be more particularly set forth in the Collateral Trust Agreement. The Collateral Trustee acknowledges that for purposes of perfecting the security interests hereunder, all property in the possession or control of the Collateral Trustee will be held by the Collateral Trustee both as trustee for the benefit of the Priority Lien Secured Parties and as trustee for the benefit of the Parity Lien Secured Parties, subject to the terms of the Collateral Trust Agreement.

          (b)   Notwithstanding anything herein to the contrary (i) the Obligor shall remain liable for all obligations under and in respect of the Pledged Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Trustee or any other Secured Party, (ii) the Obligor shall remain liable under each of the agreements included in the Pledged Collateral, including the Assigned Agreements, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Trustee nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related hereto nor shall the Collateral Trustee or any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Pledged Collateral, including any agreements relating to the Assigned Agreements, and (iii) the exercise by the Collateral Trustee of any of its rights hereunder shall not release the Obligor from any of its duties or obligations under the contracts and agreements included in the Pledged Collateral, including any agreements relating to the Assigned Agreements.

          SECTION 4.    CASH PROCEEDS OF COLLATERAL.

          4.01    Collateral Account.

          (a)   The Collateral Trustee will cause to be established at a banking institution to be selected by the Collateral Trustee a cash collateral account (the "Collateral Account"), into which there shall be deposited from time to time upon the occurrence and during the continuance of an Actionable Default the cash proceeds of any of the Pledged Collateral required to be delivered to the Collateral Trustee pursuant hereto. The balance from time to time in the Collateral Account shall constitute part of the Pledged Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided. Except as expressly provided in the next sentence, the Collateral Trustee shall remit the collected balance standing to the credit of the Collateral Account to or upon the order of the Obligor as the Obligor shall from time to time instruct. However, at any time following the occurrence and during the continuance of an Actionable Default, the Collateral Trustee may (but shall not be obligated to), in its sole discretion, apply or cause to be applied (subject to collection) the balance from time to time standing to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Section 5.08. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein. In addition to the foregoing, the Obligor agrees that, at any time after the occurrence and during the continuance of an Actionable Default, if the proceeds of any Collateral hereunder shall be received by it, the Obligor shall as promptly as possible deposit such proceeds into the Collateral Account. Until so deposited, all such proceeds shall be held in trust by the Obligor for and as the property of the Collateral Trustee and shall not be commingled with any other funds or property of the Obligor.

          (b)   The Collateral Account shall be established in the name of the Obligor, but under the exclusive dominion and control of the Collateral Trustee. The Collateral Account shall be a "securities account" (as defined in Section 8-501(a) of the UCC) and, to the extent that credit balances not constituting "financial assets" (as defined in Section 8-102(a)(9) of the UCC) are credited thereto, a "deposit account" (as defined in Section 9-102(a)(29) of the UCC).

          4.02    Investment of Balance in Collateral Account.    The cash balance standing to the credit of the Collateral Account shall be invested from time to time in such Permitted Investments as the Obligor (or, after the occurrence and during the continuance of an Actionable Default, the Collateral Trustee) shall determine, which Permitted Investments shall be credited to the Collateral Account; provided that at any time after the occurrence and during the continuance of an Actionable Default, the Collateral Trustee may (but shall not be obligated to) in its sole discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 5.08.

          SECTION 5.    FURTHER ASSURANCES; REMEDIES.    In furtherance of the grant of the pledge and security interest pursuant to Section 3, the Obligor hereby agrees until the Collateral Trustee's Liens on the Pledged Collateral are released pursuant to Section 4.1 of the Collateral Trust Agreement with the Collateral Trustee and each of the Secured Parties as follows:

          5.01    Delivery and Other Perfection.    The Obligor shall, at its expense:

            (a)   if any of the promissory notes or Stock Collateral pledged by the Obligor under Section 3 are received by the Obligor, forthwith (i) transfer and deliver to the Collateral Trustee such promissory notes (accompanied by undated bond power in blank by an effective endorsement) and Stock Collateral (together with the certificates for any such Stock Collateral duly endorsed in blank or accompanied by undated stock powers duly executed in blank by an effective endorsement), which thereafter shall be held by the Collateral Trustee, pursuant to the terms of this Agreement, as part of the Pledged Collateral or (ii) take such other action as the Collateral Trustee shall reasonably request to duly record the Lien created hereunder in such promissory notes or Stock Collateral;

            (b)   give, execute, deliver, file, authorize, obtain and/or record any financing or continuation statement or amendment thereto (and the Obligor agrees that such financing statements may describe the collateral in the same manner as described in this Agreement or as "all assets" or "all personal property", whether now owned or hereafter existing or hereafter acquired or such other description as the Collateral Trustee, in its sole judgment, determines is necessary or advisable, and, without limiting the Obligor's obligations hereunder, the Obligor authorizes the Collateral Trustee to file one or more financing statements containing any such collateral description), notice, instrument, document, agreement or other papers that may be necessary or reasonably requested by the Collateral Trustee to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Collateral Trustee, at any time following the occurrence and continuance of an Actionable Default, to exercise and enforce its rights hereunder with respect to such pledge and security interest, causing any or all of the Pledged Collateral to be transferred of record into the name of the Collateral Trustee or its nominee (and the Collateral Trustee agrees that if any Pledged Collateral is transferred into its name or the name of its nominee, the Collateral Trustee will thereafter promptly give to the Obligor copies of any written notices and communications received by it with respect to such Pledged Collateral pledged by the Obligor hereunder);

            (c)   keep full and accurate books and records relating to the Pledged Collateral, and stamp or otherwise mark such books and records in order to reflect the security interests granted by this Agreement;

            (d)   promptly forward copies of any written notices or communications received by the Obligor with respect to the Pledged Collateral to the Collateral Trustee, permit representatives or agents of the Collateral Trustee, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Pledged Collateral and, upon the occurrence and during the continuation of an Actionable Default, permit representatives or agents of the Collateral Trustee to be present at the Obligor's place of business to receive copies of all communications and remittances relating to the Pledged Collateral, all in such manner as the Collateral Trustee may require; and

            (e)   with respect to any deposit accounts, securities accounts, uncertificated securities, letter of credit rights or electronic chattel paper that are included in the Pledged Collateral, ensure that the Collateral Trustee at all times has "control" (within the applicable section of the UCC) over all such property.

          5.02    Other Financing Statements and Liens.

          (a)   The Obligor shall not create, incur, assume or suffer to exist any Lien upon the Pledged Collateral at any time, except for (i) Permitted Liens and (ii) the pledges and security interests in favor of the Collateral Trustee for the benefit of the Secured Parties created pursuant hereto or provided for herein, which pledges and security interests constitute first priority and second priority perfected pledges and security interests in and to all of the Pledged Collateral as provided in Section 3.

          (b)   Except as otherwise permitted by Section 7.2.2 of the Credit Agreement and Section 4.12 of the Indenture, without prior written consent of the Collateral Trustee, the Obligor shall not (i) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Pledged Collateral in which the Collateral Trustee is not named as the sole secured party for the benefit of the Secured Parties or (ii) cause or permit any Person, other than the Collateral Trustee to have "control" (as such term is defined in Sections 9-104, 9-105, 9-106 or 9-107 of the UCC) of any deposit account, any securities account, investment property, the Collateral Account or any Permitted Investments constituting part of the Pledged Collateral.

          5.03    Special Provisions Relating to the Pledged Collateral.

          (a)    Assigned Agreements.    No Lien granted by this Agreement in the Obligor's right, title and interest in any contract or agreement shall be deemed to be a consent by the Collateral Trustee or any Secured Party to any such contract or agreement.

          (b)    Intellectual Property.

          (i)    For the purpose of enabling the Collateral Trustee to exercise rights and remedies under Section 5.04 at such time as the Collateral Trustee shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Obligor hereby grants to the Collateral Trustee, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Obligor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by the Obligor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

          (ii)   Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 4 of the Collateral Trust Agreement that limit the rights of the Obligor to dispose of its property, so long as no Actionable Default shall have occurred and be continuing, the Obligor will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Obligor. In furtherance of the foregoing, unless an Actionable Default shall have occurred and be continuing the Collateral Trustee shall from time to time, upon the request of the Obligor, execute and deliver any instruments, certificates or other documents, in the form so requested, that the Obligor shall have certified are appropriate (in its judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the release of the Collateral Trustee's Liens on the Pledged Collateral pursuant to Section 4.1 of the Collateral Trust Agreement, the Collateral Trustee shall grant back to the Obligor the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 5.04 by the Collateral Trustee shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Obligor in accordance with the first sentence of this clause (ii).

          (c)   The Collateral Trustee shall be entitled (but shall not be obligated) to exercise all rights of the "Lender" under each of the Powerton/Joliet Lease Intercompany Notes to the exclusion of the Obligor (including, (i) the right to accelerate the maturity of such Powerton/Joliet Lease Intercompany Note in accordance with Section 8 thereof and (ii) the right to consent to any assignment of the obligations of the "Borrower" under such Powerton/Joliet Lease Intercompany Note in accordance with Section 11 thereof).

          (d)   The Obligor shall advise the Collateral Trustee promptly in writing of any commercial tort claims held by the Obligor individually or in the aggregate in excess of $100,000 and shall promptly execute a supplement to this Agreement in form and substance as shall be sufficient to grant a security interest in such commercial tort claim to the Collateral Trustee for the benefit of the Secured Parties.

          (e)   (i)    So long as no Actionable Default shall have occurred and be continuing, the Obligor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Stock Collateral for all purposes not inconsistent with the terms of this Agreement, any other Secured Debt Document or any other instrument or agreement referred to herein; provided that the Obligor agrees that it will not vote the Stock Collateral in any manner that is inconsistent with the terms of this Agreement or any other Secured Debt Document; and, upon at least 15 days' prior notice, the Collateral Trustee shall execute and deliver to the Obligor or cause to be executed and delivered to the Obligor all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Obligor may reasonably request in writing for the purpose of enabling the Obligor to exercise the rights and powers that they are entitled to exercise pursuant to this Section 5.03(e)(i).

          (ii)   If any Actionable Default shall have occurred, then so long as such Actionable Default shall continue, and whether or not the Collateral Trustee or any Secured Party exercises any available right to declare any of the Secured Obligations due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Agreement, any Secured Debt Document or any other agreement relating to such Secured Obligations, all dividends and other distributions on the Stock Collateral shall be paid directly to the Collateral Trustee and retained by it in the Collateral Account as part of the Pledged Collateral, subject to the terms of this Agreement, and, if the Collateral Trustee shall so request in writing, the Obligor agrees to execute and deliver to the Collateral Trustee appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Actionable Default is cured, any such dividend or distribution theretofore paid to the Collateral Trustee shall, upon the written request of the Obligor (except to the extent theretofore applied to the Secured Obligations), be returned by the Collateral Trustee to the Obligor.

          (iii)  All Stock Collateral in which the Obligor shall now or hereafter grant security interests pursuant to Section 3shall be duly authorized, validly existing, fully paid and non-assessable and none of the Stock Collateral shall be subject to any contractual restriction.

          5.04    Collateral Trust Agreement Actionable Default, Etc.    Upon the occurrence and during the continuance of an Actionable Default:

            (a)   the Obligor shall, at the request of the Collateral Trustee, assemble the Pledged Collateral owned by it at such place or places, reasonably convenient to both the Collateral Trustee and the Obligor, designated in its request;

            (b)   the Collateral Trustee may (but shall not be obligated to) make any reasonable compromise or settlement deemed desirable by it with respect to any of the Pledged Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Pledged Collateral;

            (c)   the Collateral Trustee shall have all of the rights and remedies with respect to the Pledged Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, and the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Collateral as if the Collateral Trustee were the sole and absolute owner thereof (and the Obligor agrees to take all such action as may be appropriate to give effect to such right);

            (d)   the Collateral Trustee may in its name or in the name of the Obligor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Pledged Collateral, but shall be under no obligation to do so; and

            (e)   the Collateral Trustee may, with respect to the Pledged Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Collateral Trustee, any other Secured Party or any of their respective agents, upon ten (10) Business Days' prior written notice to the Obligor of the time and place, sell, lease, assign or otherwise dispose of all or any part of such Pledged Collateral, at such place or places as the Collateral Trustee deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk or liability), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except as provided above and such notice as is required above or by applicable statute that cannot be waived), and upon such other terms as the Collateral Trustee may deem commercially reasonable, and the Collateral Trustee or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Pledged Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Obligor, any such demand, notice and right or equity being hereby expressly waived and released. The Collateral Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

          All actions of the Collateral Trustee under this Section 5.04 shall be subject to Section 3.3 of the Collateral Trust Agreement. The proceeds of each collection, sale or other disposition under this Section 5.04 shall be applied in accordance with Section 5.08.

          The Obligor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Trustee may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Obligor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Trustee than those obtainable through a public sale without such restrictions. The parties hereto agree that any such private sale shall be made in a commercially reasonable manner and that the Collateral Trustee shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

          5.05    Deficiency.    If the proceeds of sale, collection or other realization of or upon the Pledged Collateral pursuant to Section 5.04 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Obligor shall remain liable for any deficiency to the extent the Obligor is obligated under this Agreement.

          5.06    Removals, Etc.    Without at least thirty (30) days' prior written notice to the Collateral Trustee, the Obligor shall not (a) maintain any of its books and records with respect to the Pledged Collateral at any office, or maintain its principal place of business at any place other than at the address indicated beneath its signature hereto or (b) change its corporate name, or the name under which it does business, from the name shown on the signature pages hereto.

          5.07    Private Sale.    The Collateral Trustee and the other Secured Parties shall incur no liability as a result of the sale of the Pledged Collateral, or any part thereof, at any private sale pursuant to Section 5.04 conducted in a commercially reasonable manner. The Obligor hereby waives any claims against the Collateral Trustee or any other Secured Party arising by reason of the fact that the price at which the Pledged Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Trustee accepts the first offer received and does not offer the Pledged Collateral to more than one offeree.

          5.08    Application of Proceeds.    Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Pledged Collateral pursuant hereto, and any other cash at the time held by the Collateral Trustee under Section 4 or this

  Section 5, shall be applied by the Collateral Trustee in accordance with Section 3.4 of the Collateral Trust Agreement.

          5.09    Attorney-in-Fact.    Without limiting any rights or powers granted by this Agreement to the Collateral Trustee while no Actionable Default has occurred and is continuing, upon the occurrence and during the continuance of any Actionable Default, the Collateral Trustee is hereby appointed the attorney-in-fact of the Obligor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Collateral Trustee may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Trustee shall be entitled under this Section 5 to make collections in respect of the Pledged Collateral, the Collateral Trustee shall have the right and power to receive, endorse and collect all checks made payable to the order of the Obligor representing any dividend, payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

          5.10    Perfection.    Prior to or concurrently with the execution and delivery of this Agreement, the Obligor shall (a) deliver to the Collateral Trustee each of the Powerton/Joliet Lease Intercompany Notes, accompanied by undated bond power executed in blank, (b) file such financing statements and other documents in each jurisdiction requested by the Collateral Trustee naming the Obligor as debtor and the Collateral Trustee as secured party and (c) such documents as necessary to grant the Collateral Trustee control of pledged deposit accounts and securities accounts of the Obligor; provided, however, the Collateral Trustee hereby agrees that, at the written request of the Obligor, the Collateral Trustee shall make such Powerton/Joliet Lease Intercompany Note available for inspection if the Obligor is required to make such Powerton/Joliet Lease Intercompany Note available to the Internal Revenue Service or other taxing authority in connection with an audit or any similar proceedings.

          5.11    Termination.    Upon the release of all of the Collateral Trustee's Liens on the Pledged Collateral pursuant to Section 4.1 of the Collateral Trust Agreement, this Agreement shall terminate, and the Collateral Trustee shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Pledged Collateral and money received in respect thereof, to or on the order of the Obligor. Upon the written request, and at the expense of the Obligor, the Collateral Trustee shall execute and deliver but without any recourse, warranty or representation whatsoever all such documentation necessary to release the pledge created pursuant to this Agreement.

          5.12    Further Assurances.    The Obligor agrees that, from time to time upon the written request of the Collateral Trustee, the Obligor will execute and deliver such further documents and do such other acts and things as the Collateral Trustee may reasonably request in order fully to effect the purposes of this Agreement.

          5.13    Release of Motor Vehicles.    So long as no Default shall have occurred and be continuing, upon the request of the Obligor, the Collateral Trustee shall execute and deliver to the Obligor, at the Obligor's expense, such instruments as the Obligor shall reasonably request to remove the notation, if any, of the Collateral Trustee as lienholder on any certificate of title for any Motor Vehicle; provided that any such instruments shall be delivered, and the release effective only upon receipt by the Collateral Trustee of a certificate from the Obligor stating that the Motor Vehicle the lien on which is to be released is to be sold or has suffered a casualty loss (with title thereto passing to the casualty insurance company therefor in settlement of the claim for such loss).

          5.14    Release.    For purposes of this Agreement, the provisions of Section 4.1 of the Collateral Trust Agreement are hereby incorporated herein by reference mutatis mutandis as if set forth in full in this Agreement.

          SECTION 6.    Miscellaneous.

          6.01    Notices.    All notices, requests and other communications provided for herein shall be given or made in writing in the manner set forth in Section 7.7 of the Collateral Trust Agreement. Unless otherwise changed in accordance with the Collateral Trust Agreement by the respective parties hereto, all notices, requests and other communications to each party hereto shall be sent to the address for notices of such party set forth on the signature pages hereto.

          6.02    Delay and Waiver.    No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement will impair any such right, power or remedy or operate as a waiver hereof. No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

          6.03    Amendments, Etc.    The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Obligor and the Collateral Trustee. Any such amendment or waiver shall be binding upon the Collateral Trustee and each other Secured Party, each holder of any of the Secured Obligations and the Obligor.

          6.04    Collateral Trust Agreement Controls.    In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in the Collateral Trust Agreement, the terms and provisions of the Collateral Trust Agreement shall supersede and control the terms and provisions of this Agreement.

          6.05    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Obligor, the Collateral Trustee, each of the other Secured Parties and each holder of any of the Secured Obligations (provided, that the Obligor shall not assign or transfer its rights hereunder without the prior written consent of the Collateral Trustee).

          6.06    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument.

          6.07    Governing Law; Submission to Jurisdiction.    The internal law of the State of New York will govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

          6.08    Headings.    Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.

          6.09    Agents and Attorneys-in-Fact.    The Collateral Trustee may employ agents and attorneys-in-fact in connection herewith and shall not be responsible or liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

          6.10    Severability.    If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.

        IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

MIDWEST GENERATION, LLC
By:	/s/ JOHN P. FINNERAN, JR. Name: John P. Finneran, Jr. Title: Vice President
Address for Notices:
One Financial Place 440 South LaSalle Street, Suite 3500 Chicago, IL 60605 Attention: General Counsel Telecopier No: (312) 583-6111
WILMINGTON TRUST COMPANY, as Collateral Trustee
By:	/s/ JAMES J. MCGINLEY Name: James J. McGinley Title: Authorized Signer
Address for Notices:
Rodney Square North 1100 North Market Street Wilmington, DE, 19890-1615 Attention: Corporate Trust Administration Telecopier No.: (302) 636-4145

Schedule 3(a)(x)
 to Borrower Security Agreement

Equipment Subject to Existing Leases

Debtor Name	Secured Party/ Amended or Assigned Name	Jurisdiction	Type of Filing	Original File Date	Original File Number	Collateral Description/Comments
Midwest Generation, LLC—Delaware Secretary of State (UCC/Fed. Tax Lien)
Midwest Generation, LLC	The CIT Group/Equipment Financing, Inc.	Delaware Secretary of State	UCC-1	Filed 10/29/02	22727190
						To continue seven specified financing statements filed and continued between 1992-1998, which remain effective. Equipment manufactured by Northern Telecom, Inc. (eg, digital phones, miscellaneous cabeling and wire); Picture Tel (eg, videoconferencing systems); IBM Corporation (eg, page printer); NCR (eg, printer, adapters).
Midwest Generation, LLC	Dell Financial Services	Delaware Secretary of State	UCC-1	Filed 1/16/03	30139934	Computer equipment and peripherals.
Midwest Generation, LLC(1)	Financial Federal Credit Inc.	Delaware Secretary of State	UCC-1	Filed 7/15/03	32007428
[Amendment to collateral description:
						Secured Party releases its interest in all collateral covered by the referenced filing except for the following: One (1) 2003 Sterling, SN 2FZHAZAN63AK12105 with an attached model XXS4118TC Guzzler Vacuum Body SN: 02-07G-4068, including all attachments and accessories and all proceeds, rental proceeds, accounts, accounts receivable and chattel paper arising our of or related to the sale, lease, rental of other disposition thereof.]
Midwest Generation, LLC—Illinois Secretary of State (UCC/Fed. Tax Lien)
Midwest Generation, LLC	Tennant Financial Services	Illinois Secretary of State	UCC-1	Filed 1/3/01	4318895	Tennant Model 8200 Sweeper/Scruber
Midwest Generation, LLC	Caterpillar Financial Services Corporation	Illinois Secretary of State	UCC-1	Filed 11/5/01	4457707	Caterpillar D9R Track-Type Tractor SN: ACL00734; Caterpillar D9R Track-Type Tractor SN: ACL00735

Midwest Generation, LLC(2)	Financial Federal Credit Inc.	Illinois Secretary of State	UCC-1	Filed 11/12/02	6109365
						[Amendment to collateral description: Secured Party releases its interest in all collateral covered by the referenced filing except for the following: One (1) 2003 Sterling, SN: 2FZHAZAN63AK12105 with an attached model XXS4118TC Guzzler Vacuum Body, SN: 02-07G-4068, including all attachments and accessories and all proceeds, rental proceeds, accounts, accounts receivable and chattel paper arising our of or related to the sale, lease, rental of other disposition thereof.]
Midwest Generation, LLC	FCC Equipment Financing, Inc.	Illinois Secretary of State	UCC-1/ UCC-3	Filed 4/17/03 Amended (restated collateral description) 6/26/03	6872107; 7209428
						One Supersucker 6227 Industrial Vacuum Loader SN: 03071556; One Sterling 9513 Truck VIN: 2FZHAZAN03AK65401 and substitutions, replacements, additions and accessions thereto now owned of hereafter acquired and proceeds thereof
Midwest Generation, LLC	Caterpillar Financial Services	Illinois Secretary of State	UCC-1	Filed 1/2/04	8049920	One D11RECPS Track-type Tractor S/N: CSA and substitutions, replacements, additions and accessions thereto now owned of hereafter acquired and proceeds thereof
Midwest Generation, LLC	Caterpillar Financial Services	Illinois Secretary of State	UCC-1	Filed 1/2/2004	8049939	One Caterpillar D11RECPS Track-type Tractor S/N: 7PZ007262 and substitutions, replacements, additions and accessions thereto now owned of hereafter acquired and proceeds thereof
Midwest Generation, LLC	GFC Leasing a Division of Gordon Flesch Co, Inc.	Illinios Secretary of State	UCC-1	Filed 1/5/04	8057966	MSK09386 Color IR C3200 Copier
Midwest Generation EME, LLC—Delaware Secretary of State (UCC/Fed. Tax Lien)
Midwest Generation EME, LLC	Comark Capital Leasing Services	Illinois Secretary of State	UCC-1	Filed 4/8/03	6823408	Office equipment and products, computers, security systems and other commercial items of equipment
Edison Mission Marketing & Trading, Inc.—Massachusetts Secretary of the Commonwealth (UCC)
Edison Mission Marketing & Trading, Inc.	American Express Business Finance	Massachusetts Secretary of the Commonwealth	UCC-1	Filed 12/03/03	200325781800	Specified equipment acquired by lease (RICOH 2045, 1022, 1013)

Edison Mission Energy—California Secretary of State (UCC/Fed. Tax Lien)
Edison Mission Energy	Wells Fargo Financial Leasing, Inc.	California Secretary of State	UCC-1	Filed 12/11/02	0235160427	Eg, digital color copier, MFP, Digital Imaging System with Print

Schedule 5.03(d)
 to Borrower Security Agreement

COMMERCIAL TORT CLAIMS

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SECURITY AGREEMENT between MIDWEST GENERATION, LLC and WILMINGTON TRUST COMPANY, as Collateral Trustee Dated as of April 27, 2004
TABLE OF CONTENTS
SECURITY AGREEMENT
Equipment Subject to Existing Leases
COMMERCIAL TORT CLAIMS